Exhibit 99.1

XPO Logistics Names Gena Ashe to Board of Directors
Appoints Michael Jesselson as lead independent director
GREENWICH, Conn. — March 21, 2016 — XPO Logistics, Inc. (NYSE: XPO) today announced two appointments related to its board of directors, effective immediately. Gena L. Ashe has joined the board as an independent director of the company, and will serve as chair of the nominating and corporate governance committee. Ms. Ashe’s appointment expands the board to nine directors, seven of whom are independent directors. Michael G. Jesselson, who has served on the company’s board since 2011, has been appointed to the newly created role of lead independent director.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “The appointments of Gena and Michael to new roles on our board further demonstrate our company’s commitment to strong corporate governance. Gena has extensive experience in some of our most important customer verticals, including e-commerce, food and beverage, and technology. Michael has an exemplary record as a director of XPO, and is an experienced lead independent director through his board service to other public companies. I’m pleased that the composition of our board increasingly reflects our scale and diversity as a global leader.”

Ms. Ashe has more than two decades of broad-based executive experience with public and private companies in varied industries. She most recently served as chief legal officer of The Brickman Group, Ltd. (now BrightView Landscapes, LLC), the largest commercial landscape maintenance company in the United States. Prior to Brickman, she held senior legal roles with Catalina Marketing Corporation, Public Broadcasting Service (PBS), Darden Restaurants, Inc., Lucent Technologies, Inc. and AT&T. Earlier, Ms. Ashe was an electrical engineer with IBM Corporation before joining IBM’s legal team.

Ms. Ashe holds a bachelor’s degree in mathematics and physics from Spelman College, a master’s degree in electrical engineering from Georgia Institute of Technology, and a doctor of law degree from Georgetown University. She is a graduate of the executive development program of the Wharton School of the University of Pennsylvania, and holds a certificate in international management from Oxford University in England.

In addition to XPO Logistics, Ms. Ashe is a member of the law alumni advisory board of Georgetown University Law Center, a trustee of Spelman College, and vice chair of the board of directors of the National Black MBA Association.

Mr. Jesselson has been president and chief executive officer of private investment firm Jesselson Capital Corporation since 1994. He has been an independent director of XPO Logistics since 2011, is a former chair of the nominating and corporate governance committee, and has significant shareholdings in the company. Additionally, Mr. Jesselson has served on the board of American Eagle Outfitters, Inc. since 1997, and has been its lead independent director since 2012. He is a director of C-III Capital Partners LLC, a trustee of Yeshiva University, co-chairman of Shaare Zedek Medical Center, and serves on the boards of numerous non-profit organizations, including the UJA-Federation of New York and the Hebrew University of Jerusalem.

The appointments of Ms. Ashe and Mr. Jesselson reflect XPO’s commitment to strong and effective corporate governance. Other recent actions include declassifying the company’s board in 2015 to require an annual election of all directors; adopting a majority vote standard in the election of directors; adopting stock ownership guidelines for directors and executive officers; and rotating committee chairs. The company also appointed Louis DeJoy as a director in 2015, adding significant expertise in supply chain operations. XPO continues to be proactive in seeking out highly qualified board candidates who bring relevant expertise and reflect the company’s growing scale and diversity.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides services for truckload brokerage and transportation, last mile logistics, engineered supply chain solutions, high-value-add warehousing and distribution, ground and air expedite, less-than-truckload transportation, intermodal, drayage, managed transportation and global forwarding. XPO serves more than 50,000 customers with a highly integrated network of over 89,000 employees and 1,443 locations in 33 countries. XPO's corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Investor Contact:
XPO Logistics, Inc.
Tavio Headley, +1-203-930-1602
tavio.headley@xpo.com